                                               Filed Pursuant to Rule 424(b)(2)
                                               Registration No. 333-11358

     THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ATTACHED PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION. WE ARE NOT USING THIS PROSPECTUS SUPPLEMENT AND THE ATTACHED PROSPECTUS TO OFFER TO SELL THESE SECURITIES OR TO SOLICIT OFFERS TO BUY THESE SECURITIES IN ANY PLACE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED AUGUST 17, 2000

PROSPECTUS SUPPLEMENT (TO PROSPECTUS DATED FEBRUARY 2, 2000)

$350,000,000

GATX CAPITAL CORPORATION    [GATX LOGO]

       % NOTES DUE 2003

MATURITY

- The Notes will mature on             , 2003.

INTEREST

- Interest on the Notes is payable on             and             of each year,
  beginning             , 2001.

- Interest will accrue from             , 2000.

REDEMPTION

- We cannot redeem the Notes prior to maturity.

- There is no sinking fund.

RANKING

- The Notes are unsecured. The Notes rank equally with all of our existing and future senior debt.

LISTING

- We do not intend to list the Notes on any securities exchange

--------------------------------------------------------------------------------
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NOTES OR DETERMINED THAT THIS PROSPECTUS SUPPLEMENT OR THE ATTACHED PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
                                                    PER NOTE                  TOTAL
-------------------------------------------------------------------------------------------------------
 Initial Price to Public                            %                         $
 Underwriting Discount                              %                         $
 Proceeds to Us (Before Expenses)                   %                         $
-------------------------------------------------------------------------------------------------------

Your purchase price will also include any interest that has accrued on the Notes
since              , 2000.
--------------------------------------------------------------------------------

- The Notes will be delivered to you in global form through the book-entry
  delivery system of The Depository Trust Company on             , 2000.
- The Underwriters listed below will purchase the Notes from us on a firm commitment basis and offer them to you, subject to certain conditions.

CHASE SECURITIES INC.
          SALOMON SMITH BARNEY
                     UBS WARBURG LLC
                               BANC OF AMERICA SECURITIES LLC
                                        BANC ONE CAPITAL MARKETS, INC.
--------------------------------------------------------------------------------
         The date of this Prospectus Supplement is              , 2000.

     In making your investment decision, you should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the attached Prospectus. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it.

     We are offering to sell the Notes only in places where sales are permitted.

     You should not assume that the information contained or incorporated by reference in this Prospectus Supplement or the attached Prospectus is accurate as of any date other than its respective date.

      -------------------------------------------------------------------

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
PROSPECTUS SUPPLEMENT
GATX Capital.........................   S-1
Use of Proceeds......................   S-1
Capitalization.......................   S-2
Selected Financial Data..............   S-3
Description of Notes.................   S-4
Concerning the Trustee...............   S-9
Underwriting.........................  S-10
Legal Opinions.......................  S-11

                                        PAGE
                                        ----
PROSPECTUS
About This Prospectus.................    2
Where You Can Find More Information...    2
Information Incorporated By
  Reference...........................    3
Disclosure Regarding Forward-Looking
  Statements..........................    3
GATX Capital..........................    4
Risk Factors..........................    4
Use of Proceeds.......................    4
Ratio of Earnings to Fixed Charges....    4
Description of Debt Securities........    5
Concerning the Trustee................   10
Plan of Distribution..................   10
Legal Opinions........................   11
Experts...............................   11

     Unless the context indicates otherwise, the words "GATX Capital," "we," "our," "ours" and "us" refer to GATX Capital Corporation and its consolidated subsidiaries.

                                      (ii)

                                  GATX CAPITAL

     We are a diversified global financial services company which provides asset-based financing for transportation, information technology and industrial equipment. Our strategy is to invest in and manage assets by combining our asset knowledge, transaction-structuring capabilities and portfolio management expertise to control assets with significant upside potential. We actively invest in a wide variety of assets. These investments are made through a variety of financing instruments, primarily leases and loans, either for our own account or through partnerships and joint ventures. We actively manage our existing portfolio of investments as well as those of institutional investors, and several joint ventures and partnerships in which we participate. Key strategic partners include a cross section of domestic and international commercial banks, insurance companies and large industrial companies and manufacturers. Additionally, we arrange secured financing for others.

     GATX Corporation ("GATX") owns all of our common and preferred stock through a wholly owned subsidiary. GATX founded GATX Capital as GATX Leasing Corporation, a Delaware corporation, in 1968 to own, sell and finance equipment independent of GATX's own specialized equipment activities. Our commercial aircraft and rail investment activities are focused on operating leasing and maximizing the value of owned and managed operating lease fleets. Marine, oil and steel production, and other industrial and transportation investments are typically individual transactions that are longer term in nature. Investments in personal computers, client servers and other technology-related investments are typically shorter term due to the rapid pace of technological advancements. Venture finance investments typically provide customers with financing for technology, telecommunications, biotechnology and other similar productivity enhancing capital expenditures.

     We regularly purchase assets from manufacturers, including those of commercial aircraft, or others to acquire, directly or through joint ventures and partnerships in which we participate, additional equipment to complement our investment portfolio. Those purchases may be material in amount and have an effect on our financial condition, results of operations and debt service capability.

                                USE OF PROCEEDS

     The net proceeds to us from the sale of the Notes offered under this
Prospectus Supplement are estimated to be $          million. We intend to use
the proceeds to repay short-term debt and for general corporate purposes. Short-term debt had been issued to finance investments in the ordinary course of business and to refinance existing indebtedness. Such short-term borrowings bore interest at a blended rate of approximately 6.84% per annum as of June 30, 2000.

                                 CAPITALIZATION

     The following table sets forth the capitalization of GATX Capital (i) at June 30, 2000 and (ii) as adjusted to give effect to the issuance of the Notes.

                                                                    JUNE 30, 2000
                                                              -------------------------
                                                                ACTUAL      ADJUSTED(1)
                                                              ----------    -----------
                                                               (THOUSANDS OF DOLLARS)
DEBT FINANCING:
  Commercial paper and bankers' acceptances.................  $  251,309    $        0
  Notes payable.............................................     103,192         6,501
  Obligations under capital leases..........................       7,133         7,133
  Senior term notes.........................................   1,726,000     2,076,000
                                                              ----------    ----------
     Total debt financing...................................  $2,087,634    $2,089,634
                                                              ==========    ==========
STOCKHOLDER'S EQUITY:
  Convertible preferred stock, par value $1, and additional
     paid-in capital........................................  $  125,000    $  125,000
  Common stock, par value $1, and additional paid-in
     capital................................................      63,960        63,960
  Accumulated other comprehensive income....................      37,252        37,252
  Reinvested earnings.......................................     300,045       300,045
                                                              ----------    ----------
     Total stockholder's equity.............................  $  526,257    $  526,257
                                                              ==========    ==========

---------------
(1) Assumes net proceeds to us (after expenses) of $348.0 million.

                            SELECTED FINANCIAL DATA

     The following selected financial data of GATX Capital should be read in conjunction with the detailed information and consolidated financial statements and notes thereto included in the documents described under "Information Incorporated by Reference" in the accompanying Prospectus.

                                    SIX MONTHS ENDED
                                        JUNE 30,
                                 -----------------------
                                    2000         1999         1999         1998         1997         1996         1995
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                      (IN THOUSANDS)
INCOME STATEMENT DATA:
Revenues:
  Lease income.................  $  213,525   $  147,926   $  330,471   $  267,966   $  245,523   $  195,745   $  139,712
  Gain on sale of assets.......      41,034       48,900       60,062       69,423       68,899       35,533       33,123
  Equity earnings from
    investment in joint
    ventures...................      44,203       27,441       60,663       45,850       27,909       22,411       18,594
  Fees.........................       9,806       13,886       31,873       38,832       29,371       31,840       19,026
  Interest.....................      24,420       17,150       40,789       34,110       23,271       28,374       23,179
  Other........................       4,715        3,356       21,004       10,271       10,895        6,510        2,875
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Total earned income........     337,703      258,659      544,862      466,452      405,868      320,413      236,509
Expenses:
Operating leases...............     123,689       80,255      185,171      139,160      118,096       77,289       50,424
Selling, general and
  administrative...............      57,030       49,885      108,117       77,439       83,657       62,500       43,517
Interest.......................      79,649       55,229      115,031      110,187       94,305       85,836       68,396
Provision for losses on
  investments..................       4,000        5,499       11,001       11,029       11,033       12,744       18,000
Other..........................       2,528        2,342        4,794        5,479        8,487        4,444          828
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
Total expenses.................     266,896      293,210      424,114      343,294      315,578      242,813      181,165
Income from continuing
  operations before income
  taxes........................      70,807       65,449      120,748      123,158       90,290       77,600       55,344
Provision for income taxes.....      27,969       26,262       49,139       51,267       36,366       32,286       22,740
Income from continuing
  operations...................      42,838       39,187       71,609       71,891       53,924       45,314       32,604
Discontinued operations:
(Loss) income from discontinued
  operations, net of income
  taxes........................          --       (4,642)      (5,112)     (12,574)        (360)         541           --
Gain on sale of discontinued
  operations, net of income tax
  benefits of $1,853...........          --        2,137        1,094           --           --           --           --
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Net income.................      42,838       36,682       67,591       59,317       53,564       45,855       32,604
Reinvested earnings at
  beginning of year............     276,150      242,409      242,409      212,750      185,686      162,400      146,036
Dividends paid to
  stockholder..................     (18,943)     (15,372)     (33,850)     (29,658)     (26,500)     (22,569)     (16,240)
                                 ----------   ----------   ----------   ----------   ----------   ----------   ----------
Reinvested earnings at end of
  period.......................  $  300,045   $  263,719   $  276,150   $  242,409   $  212,750   $  185,686   $  162,400
                                 ==========   ==========   ==========   ==========   ==========   ==========   ==========
BALANCE SHEET DATA
(END OF PERIOD)
Total investment (net of
  allowance for losses on
  investments).................  $3,233,741   $2,205,978   $2,772,433   $2,030,890   $2,057,734   $1,665,472   $1,424,797
Total assets...................   3,416,559    2,382,745    2,941,691    2,275,682    2,317,143    1,848,629    1,518,383
Total debt financing...........   2,087,634    1,323,887    1,766,634    1,239,557    1,367,347    1,024,915      880,885
Nonrecourse obligations........     452,707      363,290      397,849      381,390      329,820      268,044      193,446
Total liabilities..............   2,890,302    1,954,203    2,483,920    1,878,541    1,950,218    1,504,952    1,201,383
Stockholder's equity...........     526,257      428,542      457,771      397,141      366,925      343,677      317,000
SELECTED FINANCIAL RATIOS:
Ratio of earnings to fixed
  charges (1)..................       1.44x        1.64x        1.58x        1.79x        2.14x        1.84x        1.88x

---------------
* annualized

(1) This ratio is computed by dividing earnings from continuing operations before fixed charges and income taxes by the fixed charges and includes our earnings and fixed charges as well as those of all of our consolidated subsidiaries. Fixed charges consist of interest and debt expense and the portion of rentals for real and personal properties in an amount we deem to be representative of the interest factor.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes offered by this Prospectus Supplement augments, and to the extent inconsistent replaces, the description of the general terms and provisions of the debt securities under "Description of Debt Securities" in the accompanying Prospectus.

GENERAL TERMS OF THE NOTES

  Indenture

     The Notes will be senior securities as described in the accompanying Prospectus. We will issue the Notes under an indenture dated as of July 31, 1989, as supplemented and amended by supplemental indentures dated as of December 18, 1991, January 2, 1996 and October 14, 1997 (together, the "Indenture") between us and The Chase Manhattan Bank, as Trustee. The Indenture does not limit the amount of additional unsecured indebtedness ranking equally and ratably with the Notes that we may incur. We may, from time to time, without the consent of the holders of the Notes, issue notes under the Indenture in addition, and with identical terms, to the $350.0 million aggregate principal amount of the Notes offered by this Prospectus Supplement. The statements in this Prospectus Supplement concerning the Notes and the Indenture are not complete and you should refer to the provisions in the Indenture which are controlling. Whenever we refer to provisions of the Indenture, those provisions are incorporated in this Prospectus Supplement by reference as a part of the statements we are making, and the statements are qualified in their entirety by these references.

  Maturity

     The Notes will mature on             , 2003.

  Interest

     The Notes will bear interest at the rate of      % per annum. Interest will
accrue from             , 2000 or from the most recent date to which interest
has been paid or provided for. We will pay interest on                and
               of each year to the person in whose name the Note is registered at the close of business on the date fifteen days prior to the date we pay interest, except that the interest payable on the maturity date, or, if applicable, upon redemption, will be payable to the person to whom the principal
on the Note is payable. We will make the first payment on             , 2001.

     Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. Payments of interest and principal will be made in United States Dollars.

  Ranking

     The Notes will be senior securities and will rank equally and ratably with our other senior indebtedness.

  Book Entry, Delivery and Form of the Notes

     We will issue each Note in fully registered form without coupons and each Note will be represented by a global note (a "Global Note") registered in the name of a nominee of the depositary. Except as set forth in this Prospectus Supplement, Notes will be issuable only in global form. See "Description of Notes -- Book-Entry; Delivery and Form." Your beneficial interest in a Note will be shown on, and transfers of beneficial interests will be effected only through, records maintained by the depositary or its participants. Payments of principal of, premium, if any, and interest, if any, on, Notes represented by a Global Note will be made by us or our paying agent to the depositary or its nominee. The Depository Trust Company ("DTC") will be the initial depositary.

Investors may elect to hold their interests in the Notes represented by the Global Note directly through Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear system ("Euroclear") or Clearstream Banking, societe anonyme (formerly Cedelbank) ("Clearstream Banking"), if they are participants in these systems, or indirectly through organizations that are participants in these systems. Euroclear and/or Clearstream Banking will hold interests in the Global Note on behalf of their participants through their respective depositaries, which in turn will hold the interests in the Global
Note in customers' securities accounts in the depositaries' names on the books of DTC. Citibank, N.A., is acting initially as depositary for Clearstream Banking, and The Chase Manhattan Bank is acting initially as depositary for Euroclear. See "-- Book-Entry; Delivery and Form."

  Denominations

     The authorized denominations of the Notes will be $100,000 or any amount in excess of $100,000 which is an integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of the Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charges that may be imposed in connection with the transaction.

  Redemption

     The Notes are not subject to a call for redemption prior to maturity and are not subject to any sinking fund.

  Discharge, Defeasance and Covenant Defeasance

     The Notes are not subject to defeasance or covenant defeasance.

  Registration, Transfer and Exchange

     We appointed the Trustee as securities registrar for the purpose of registering the Notes and transfers and exchanges of the Notes and, subject to the terms of the Indenture, the Notes may be presented for registration of transfer and exchange at the offices of the Trustee.

  Glossary

     You should refer to the Indenture and the form of Notes filed as exhibits to the registration statement to which the accompanying Prospectus relates for the full definition of terms used in this Prospectus Supplement.

BOOK-ENTRY; DELIVERY AND FORM

  Global Notes

     Upon issuance, all Notes will be represented by one or more fully registered Global Notes. Each Global Note will be deposited with, or on behalf of, the depositary and registered in the name of the depositary or its nominee.

  The Depositary

     DTC will be the initial depositary with respect to the Notes. DTC has advised us and the Underwriters that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates.

     DTC's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom, and/or their representatives, own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through participants. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

     Clearstream Banking advises that it is incorporated under the laws of Luxembourg and licensed as a bank and a professional depositary. Clearstream Banking is the successor to Cedelbank, a subsidiary of Cedel International, societe anonyme ("Cedel"), which merged its clearing settlement and custody businesses with that of Deutsche Borse AG on January 10, 2000. The merger involved the transfer by Cedel of substantially all its assets and liabilities (including its shares in Cedelbank), and the transfer by Deutsche Borse AG of its shares in Deutsche Borse Clearing, to a new Luxembourg company, Clearstream International, societe anonyme. Following the merger, Cedelbank was renamed "Clearstream Banking, societe anonyme." Clearstream Banking holds securities for its participating organizations ("Clearstream Banking Customers") and facilitates the clearance and settlement of securities transactions among Clearstream Banking Customers through electronic book-entry changes in accounts of Clearstream Banking Customers, thereby eliminating the need for physical movement of certificates. Clearstream Banking provides to Clearstream Banking Customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Banking interfaces with domestic markets in several countries. As a professional depositary, Clearstream Banking is subject to regulation by the Commission de Surveillance du Secteur Financier. Clearstream Banking Customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream Banking is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Banking Customer either directly or indirectly.

     Distributions with respect to Notes held beneficially through Clearstream Banking will be credited to cash accounts of Clearstream Banking Customers in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream Banking.

     Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions among Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including, securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policies for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

     The Euroclear Operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfer of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

  Ownership of Global Notes

     When we issue the Notes represented by a Global Note, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the principal amounts of the Notes represented by the Global Note beneficially owned by the participants. The accounts to be credited will be designated by the Underwriters of those Notes. Ownership of beneficial interests in a Global Note will be limited to participants or persons that hold interests through participants. Ownership of beneficial interests in Notes represented by a Global Note or Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary, or by participants in the depositary or persons that may hold interests through participants. The laws of some states require that purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair your ability to transfer beneficial interests in a Global Note.

     So long as the depositary for a Global Note, or its nominee, is the registered owner of the Global Note, the depositary or its nominee will be considered the sole owner or holder of the Notes represented by a Global Note for all purposes under the Indenture. Except as provided below, you, as the owner of beneficial interests in Notes represented by a Global Note or Global Notes (a) will not be entitled to register the Notes represented by a Global
Note in your name, (b) will not receive or be entitled to receive physical delivery of Notes in definitive form and (c) will not be considered the owner or holder of the Notes under the Indenture.

     Accordingly, you must rely on the procedures of the depositary or on the procedures of the participant through which you own your interest, to exercise any rights of a holder under the Indenture or a Global Note. We understand that under existing policy of the depositary and industry practices, if (a) we request any action of holders, or (b) you desire to give notice or take action which a holder is entitled to under the Indenture or a Global Note, the depositary would authorize the participants holding the beneficial interests to give the notice or take the action.

     If you are a beneficial owner that is not a participant, you must rely on the contractual arrangements you have directly, or indirectly through your financial intermediary, with a participant to give notice or take action.

     To facilitate subsequent transfers, all Global Notes deposited by participants with DTC are registered in the name of the DTC's partnership nominee, Cede & Co. The deposit of Global Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the book-entry Notes; DTC's records reflect only the identity of the direct participants to whose accounts the book-entry Notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Neither DTC nor Cede & Co. will consent or vote with respect to book-entry Notes. Under its usual procedures, DTC will mail an "Omnibus Proxy" to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the book-entry Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     A beneficial owner shall give notice to elect to have its book-entry Notes purchased or tendered, through its participant, to the paying agent, and shall effect delivery of such book-entry Notes by causing the direct participant to transfer the participant's interest in the book-entry Notes, on the depositary's records, to the paying agent. The requirement for physical delivery of book-entry Notes in connection with a demand for purchase or a mandatory purchase will be deemed satisfied when the ownership rights in the book-entry Notes are transferred by a direct participant on the depositary's records.

  Payments

     We will make payments of principal of, premium, if any, and interest, if any, on, the Notes represented by a Global Note through the Trustee to the depositary or its nominee, as the registered owner of a Global Note. Neither we, the Trustee, any paying agent or any other of our agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Note or for maintaining, supervising or reviewing any records relating to beneficial ownership interests. We expect that the depositary, upon receipt of any payments, will immediately credit the accounts of the related participants with payments in amounts proportionate to their beneficial interest in the Global Note. We also expect that payments by participants to owners of beneficial interests in a Global Note will be governed by standing customer instructions and customary practices and will be the responsibility of the participants.

  Certificated Notes

     If DTC or any other designated replacement depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 calendar days, we will issue certificated Notes in exchange for all the Global Notes. Also, we may at any time and in our sole discretion determine not to have the Notes represented by the Global Note and, in that event, will issue certificated Notes in exchange for all the Global Notes. In either instance, you, as an owner of a beneficial interest in a Global Note, will be entitled to have certificated Notes equal in principal amount to the beneficial interest registered in your name and will be entitled to physical delivery of the certificated Notes. The certificated Notes will be registered in the name or names as the depositary shall instruct the Trustee. These instructions may be based upon directions received by the depositary from participants with respect to beneficial interests in the Global Notes. The certificated Notes will be issued in denominations of $100,000 or any amount in excess of $100,000 which is an integral multiple of $1,000 and will be issued in registered form only, without coupons. No service charge will be made for any transfer or exchange of certificated Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge.

  Paying Agent

     Until we repay the Notes or provide for their repayment, we will, at all times, maintain a paying agent in San Francisco, California capable of performing the duties described in this Prospectus Supplement and the accompanying Prospectus. We have initially appointed The Chase Manhattan Bank as paying agent under the Indenture. We will notify you of any change in the paying agent or its address.

  Global Clearance and Settlement Procedures

     Settlement for the Notes will be made by the Underwriters in immediately available funds. All payments of principal and interest on Global Notes will be made by us in immediately available funds or the equivalent. The Notes will trade in DTC's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds. The effect, if any, of settlement in immediately available funds on trading activity in the Notes has not been determined. Secondary market trading between Clearstream Banking Customers and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Banking and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

     Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Banking Customers or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC's rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such systems in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement in its behalf by delivering or receiving Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Banking Customers and Euroclear Participants may not deliver instructions directly to the U.S. Depositaries.

     Because of time-zone differences, credits of Notes received in Clearstream Banking or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Euroclear or Clearstream Banking Customers on such business day. Cash received in Clearstream Banking or Euroclear as a result of sales of Notes by or through a Clearstream Banking Customer or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream Banking or Euroclear cash amount only as of the business day following settlement in DTC.

     Although DTC, Clearstream Banking and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of DTC, Clearstream Banking and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

                             CONCERNING THE TRUSTEE

     The Chase Manhattan Bank is the Trustee under the Indenture and is a party to existing credit agreements with us.

                                  UNDERWRITING

     We and the Underwriters have entered into an underwriting agreement relating to the offering and sale of the Notes (the "Underwriting Agreement"). In the Underwriting Agreement, we have agreed to sell to each Underwriter, and each Underwriter has agreed to purchase from us, the principal amount of Notes that appears opposite its name in the table below:

                                                               PRINCIPAL
UNDERWRITERS                                                    AMOUNT
------------                                                  -----------
Chase Securities Inc.                                         $
Salomon Smith Barney Inc.
UBS Warburg LLC
Banc of America Securities LLC
Banc One Capital Markets, Inc.
                                                              -----------
  Total                                                       $
                                                              ===========

     The obligations of the Underwriters under the Underwriting Agreement, including their agreement to purchase Notes from us, are several and not joint. Those obligations are also subject to certain conditions in the Underwriting Agreement being satisfied. The Underwriters have agreed to purchase all of the Notes if any of them are purchased.

     The Underwriters have advised us that they propose to offer the Notes to the public at the public offering price that appears on the cover page of this Prospectus. The Underwriters may offer the Notes to selected dealers at the
public offering price minus a selling concession of up to      % of the
principal amount. In addition, the Underwriters may allow, and those selected
dealers may reallow, a selling concession of up to      % of the principal
amount to certain other dealers. After the initial public offering, the Underwriters may change the public offering price and any other selling terms.

     In the Underwriting Agreement, we have agreed that:

     - we will pay our expenses related to the Offering, which we estimate will
       be $     ; and

     - we will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

     The Notes are a new issue of securities, and there is currently no established trading market for the Notes. In addition, we do not intend to apply for the Notes to be listed on any securities exchange or to arrange for the Notes to be quoted on any quotation system. The Underwriters have advised us that they intend to make a market in the Notes, but they are not obligated to do so. The Underwriters may discontinue any market making in the Notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the Notes, that you will be able to sell your Notes at a particular time or that the prices that you receive when you sell will be favorable.

     In connection with the offering of the Notes, the Underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Overallotment involves sales in excess of the offering size, which creates a short position for the Underwriters. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions. If the Underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

     In the ordinary course of their respective businesses, certain of the Underwriters and their respective affiliates have engaged in and may in the future engage in commercial and/or investment banking transactions with us and our affiliates. The Chase Manhattan Bank, an affiliate of Chase Securities Inc., from time to time conducts banking transactions with us and our affiliates in the ordinary course of business and The Chase Manhattan Bank is a party to some of our existing credit agreements. We intend to use a portion of the proceeds of this offering to repay certain short-term borrowings. See "Use of Proceeds." Accordingly, The Chase Manhattan Bank may receive more than 10% of the net proceeds from the sale of the Notes, and this offering is being conducted in conformity with Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. The Chase Manhattan Bank is also the Trustee under the Indenture.

     In addition, John W. Rogers Jr., a member of the board of directors of Banc One Capital Markets, Inc., is also a member of our board of directors.

                                 LEGAL OPINIONS

     The validity of the Notes offered in this Prospectus Supplement will be passed upon for GATX Capital by Thomas C. Nord, Esq., Vice President and General Counsel of GATX Capital. Certain legal matters relating to the Notes will be passed upon for the Underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

                                   PROSPECTUS

                            ------------------------
                              U.S. $1,015,000,000
                            ------------------------

                            GATX CAPITAL CORPORATION
                            FOUR EMBARCADERO CENTER
                            SAN FRANCISCO, CA 94111
                                 (415) 955-3200

                                DEBT SECURITIES

We may offer to sell up to U.S. $1,015,000,000 of our debt securities in one or more offerings. In this prospectus, we describe generally the terms of these debt securities, which will consist of senior securities and subordinated securities. We will describe the specific terms of the debt securities that we offer in a supplement or supplements to this prospectus at the time of each offering. If any offering involves underwriters, dealers or agents, we will describe our arrangements with them in the prospectus supplement and if applicable, pricing supplements, that relate to that offering.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is February 2, 2000

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

     You should rely only on the information incorporated by reference or contained in this prospectus and any applicable prospectus supplement and pricing supplement, if any. We have not authorized anyone to provide you with different information. We are offering to sell, and seeking offers to buy, our debt securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus or the applicable prospectus supplement and pricing supplement, if any, is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or the applicable prospectus supplement and pricing supplement, if any, or of any sale of our debt securities.

     Unless the context indicates otherwise, the words "GATX Capital," "we," "us," "our" and "ours" refer to GATX Capital Corporation and its consolidated subsidiaries.

                             ABOUT THIS PROSPECTUS

     The prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf registration, we may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,015,000,000. We provide information to you about these securities in three documents that progressively provide more detail:

          1. This prospectus which contains general information that may or may not apply to each offering of securities.

          2. The applicable prospectus supplement, which will contain more specific information than this prospectus and may also add, update or change information contained in this prospectus. To the extent information differs from this prospectus, you should rely on the different information in the applicable prospectus supplement.

          3. The pricing supplement, if applicable, will provide final details about a specific offering and the terms of the offered securities, including their price. To the extent information differs from this prospectus or the prospectus supplement, you should rely on the different information in the pricing supplement.

     You should read both this prospectus and any prospectus supplement or pricing supplement together with any additional information described under the heading "Where You Can Find More Information" below to learn more about us and the securities offered.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the debt securities that we are offering by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules. Certain items are omitted in accordance with the rules and regulations of the SEC. For further information about us and the securities offered by this prospectus, reference is made to the registration statement of which this prospectus forms a part and the exhibits and any schedules filed with the registration statement of which this prospectus forms a part. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file, including the registration statement, at the SEC's Public Reference Room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, IL 60661. For further information on the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's website at http://www.sec.gov.

                     INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" the information in documents that we file with them. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information in documents that we file after the date of this prospectus and before the termination of the offering contemplated by this prospectus will automatically update and supersede information in this prospectus.

     The following documents, which are on file with the SEC, are incorporated by reference in and made a part of this prospectus:

          (a) our Annual Report on Form 10-K for the year ended December 31, 1999; and

          (b) our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2000.

     We also incorporate by reference any future filings made with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities or otherwise terminate the offering of securities offered by this prospectus.

     We will provide without charge, upon written or oral request, to each person to whom this prospectus is delivered, a copy of any or all of the documents described above which have been or may be incorporated by reference in this prospectus but not delivered with this prospectus. Such request should be directed to:

       Thomas C. Nord, Esq.
        Vice President and General Counsel
        GATX Capital Corporation
        Four Embarcadero Center
        San Francisco, California 94111
        Telephone Number: (415) 955-3200

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains or incorporates by reference forward-looking statements that have been made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts, but rather are based on our current expectations, estimates and projections about GATX Capital's industry, our beliefs and assumptions. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Many of these risks and uncertainties may be described with particularity in the applicable prospectus supplement or the documents incorporated by reference in this prospectus. We caution you not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus or the prospectus supplement containing such forward-looking statements. We are not obligated to update these statements or publicly release the result of any revisions to them to reflect events or circumstances after the date of this prospectus or the applicable prospectus supplement, or to reflect the occurrence of unanticipated events.

                                  GATX CAPITAL

     We are a diversified global financial services company which provides asset-based financing for transportation, information technology and industrial equipment. Our strategy is to invest in and manage assets by combining our asset knowledge, transaction-structuring capabilities and portfolio management expertise to control assets with significant upside potential. We and our subsidiaries actively invest in a wide variety of assets. These investments are made through a variety of financing instruments, primarily leases and loans, either for our own account or through partnerships and joint ventures. We actively manage our existing portfolio of investments as well as those of institutional investors, and several joint ventures and partnerships in which we participate. Key strategic partners include a cross section of domestic and international commercial banks, insurance companies and large industrial companies and manufacturers. Additionally, we arrange secured financing for others.

     GATX Corporation ("GATX") owns all of our common and preferred stock through a wholly owned subsidiary. GATX founded GATX Capital as GATX Leasing Corporation, a Delaware corporation, in 1968 to own, sell and finance equipment independent of GATX's own specialized equipment activities. Since that time, we have developed a portfolio of earning assets diversified across industries and equipment classifications. At September 30, 1999, GATX Capital's investment portfolio of approximately $2.6 billion, before reserves, consisted of commercial jet aircraft (27%), railroad equipment (14%), information technology equipment (26%), marine equipment (7%), warehouse and production equipment (4%), and other equipment (22%).

     We had a financial and management interest in 125 aircraft as of September 30, 1999, and orders and options for an additional 52 aircraft. All of the aircraft portfolio is compliant with Stage 3 noise regulations. GATX Capital also had a financial and management interest in 960 locomotives and 54,649 railcars as of September 30, 1999. The utilization rate on the operating lease fleet for our aircraft, locomotives and railcars as of that date was approximately 100%, 99.6% and 97.3%, respectively.

     We regularly purchase assets from manufacturers, including those of commercial aircraft, or others to acquire, directly or through joint ventures and partnerships in which we participate, additional equipment to complement our investment portfolio. Such purchases may be material in amount and have an effect on our financial condition, results of operations and debt service capability.

                                  RISK FACTORS

     If the applicable prospectus supplement has a section called "Risk Factors," you should carefully consider the specific risks set forth in that section before making an investment decision. The risks and uncertainties described in the applicable prospectus supplement are not the only ones facing GATX Capital. Additional risks and uncertainties not currently known to us or that we currently think are immaterial may also impact our business operations.

                                USE OF PROCEEDS

     Unless otherwise indicated in the applicable prospectus supplement and pricing supplement, if any, we will use the net proceeds from the sale of the debt securities offered by this prospectus for general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

     We compute the ratio of earnings to fixed charges by dividing earnings from continuing operations before fixed charges and income taxes by the fixed charges. This ratio includes our earnings and fixed charges as well as those of all of our consolidated subsidiaries. Fixed charges consist of interest and debt expense and the portion of rentals for real and personal properties in an amount we deem to be representative of the interest factor.

                                  NINE MONTHS
                                     ENDED
                                 SEPTEMBER 30,              YEAR ENDED DECEMBER 31,
                                 --------------    -----------------------------------------
                                 1994     1999     1998     1998     1997     1996     1995
                                 -----    -----    -----    -----    -----    -----    -----
Ratio of earnings to fixed
  charges......................  1.75x    1.85x    2.01x    2.17x    1.83x    1.88x    1.85x

                         DESCRIPTION OF DEBT SECURITIES

     We describe in this section the general terms that will apply to any debt securities that we may offer in the future, to which a future prospectus supplement and pricing supplement, if any, may relate. At the time that we offer debt securities, we will describe in the prospectus supplement and pricing supplement, if any, that relates to that offering (i) the specific terms of the debt securities and (ii) the extent to which the general terms described in this section apply to those debt securities.

     We expect to issue debt securities consisting of senior securities and subordinated securities. The senior securities are to be issued under an Indenture dated as of July 31, 1989, as supplemented and amended by a Supplemental Indenture dated as of December 18, 1991, by a Second Supplemental Indenture dated as of January 2, 1996 and by a Third Supplemental Indenture dated as of October 14, 1997, between GATX Capital and The Chase Manhattan Bank, as trustee. This indenture is included as an exhibit to the registration statement of which this prospectus forms a part. The subordinated securities are to be issued under a separate indenture. A form of the indenture for the subordinated securities is included as an exhibit to the registration statement to which this prospectus forms a part. The trustee for the indenture for the subordinated securities will be identified in the relevant prospectus supplement. In the discussion that follows, we summarize particular provisions of the indentures. Our discussion of indenture provisions is not complete. You should read the indentures for a more complete understanding of the provisions we describe.

     The aggregate principal amount of debt securities that GATX Capital may issue under each of the indentures is unlimited. (Section 3.1)

GENERAL

     Debt securities offered by this prospectus will be limited to an aggregate initial public offering price of $1,015,000,000 or the equivalent amount in one or more foreign currencies or composite currencies. The indentures provide that debt securities in an unlimited amount may be issued thereunder from time to time in one or more series. The senior securities will rank equally and ratably with other senior indebtedness of GATX Capital. The subordinated securities will be subordinated and junior in right of payment to certain indebtedness of GATX Capital to the extent set forth in the applicable prospectus supplement.

     Each prospectus supplement and pricing supplement, if any, relating to a particular offering of debt securities will describe the specific terms of debt securities. Those specific terms will include the following:

     - the title of the debt securities;

     - any limit on the aggregate principal amount of the debt securities;

     - whether any of the debt securities are to be issuable initially in temporary global form and whether any of the debt securities are to be issuable in permanent global form;

     - the date or dates on which the debt securities will mature;

     - the rate or rates at which the debt securities will bear interest, if any, or the formula pursuant to which such rate or rates shall be determined, and the date or dates from which any such interest will accrue;

     - the payment dates on which interest, if any, on the debt securities will be payable, and the extent to which, or the manner in which, any interest payable on a temporary global debt security on an interest payment date will be paid;

     - any mandatory or optional sinking fund or analogous provisions;

     - each office or agency where, subject to the terms of the indenture, the principal of and any premium and interest on the debt securities will be payable and each office or agency where, subject to the terms of the indenture, the debt securities may be presented for registration of transfer or exchange;

     - the date, if any, after which and the price or prices at which the debt securities may be redeemed, in whole or in part at the option of GATX Capital or the holder of debt securities, or according to mandatory redemption provisions, and the other detailed terms and provisions of any such optional or mandatory redemption provisions;

     - the denominations in which any debt securities will be issuable, if other than denominations of $100,000;

     - any index used to determine the amount of payments of principal of and any premium and interest on the debt securities;

     - the portion of the principal amount of the debt securities, if other than the principal amount, payable upon acceleration of maturity;

     - the person who shall be the security registrar for the debt securities, if other than the trustee, the person who shall be the initial paying agent and the person who shall be the depositary;

     - the terms of subordination applicable to any series of subordinated securities; and

     - any other terms of the debt securities not inconsistent with the provisions of the indentures.

Any such prospectus supplement and pricing supplement, if any, will also describe any special provisions for the payment of additional amounts with respect to the debt securities of such series.

     Except where we describe in the applicable prospectus supplement and pricing supplement, if any, the indentures do not contain any covenants specifically designed to protect holders of the debt securities against a reduction in the creditworthiness of GATX Capital in the event of a highly leveraged transaction or to prohibit other transactions which may adversely affect holders of the debt securities.

     We may issue debt securities as original issue discount securities to be sold at a substantial discount below their stated principal amounts. We will describe in the relevant prospectus supplement and pricing supplement, if any, any special United States federal income tax considerations that may apply to debt securities issued at such an original issue discount. Special United States tax considerations applicable to any debt securities that are denominated in a currency other than United States dollars or that use an index to determine the amount of payments of principal of and any premium and interest on the debt securities will also be set forth in a prospectus supplement and pricing supplement, if any.

GLOBAL SECURITIES

     According to the indentures, so long as the depositary's nominee is the registered owner of a global security, that nominee will be considered the sole owner of the debt securities represented by the global security for all purposes. Except as provided in the relevant prospectus supplement and pricing supplement, if any, owners of beneficial interests in a global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of such series in definitive form and will not be considered the owners or holders of the debt securities under the indentures. Principal of, premium, if any, and interest on a global security will be payable in the manner described in the relevant prospectus supplement and pricing supplement, if any.

SUBORDINATION

     We may issue subordinated securities from time to time in one or more series under the subordinated indenture. Our subordinated securities will be subordinated and junior in right of payment to certain other indebtedness of GATX Capital to the extent set forth in the applicable prospectus supplement and pricing supplement, if any.

CERTAIN COVENANTS OF GATX CAPITAL WITH RESPECT TO SENIOR SECURITIES

     In this section we describe the principal covenants that will apply to the senior securities unless otherwise indicated in the applicable prospectus supplement and pricing supplement, if any.

     Limitation on Liens. The senior securities are not secured by mortgage, pledge or other lien. We have covenanted that neither we nor any Restricted Subsidiary (which the indenture relating to the senior securities defines as any subsidiary which is a consolidated subsidiary, in accordance with generally accepted accounting principles, in the consolidated financial statements of GATX Capital will subject any of our property, tangible or intangible, real or personal, to any lien unless the senior securities are secured equally and ratably with other indebtedness thereby secured. The exceptions from this covenant include any liens existing on the date of the indenture relating to the senior securities, as well as certain other liens, and the extension, renewal or replacement of those liens including without limitation:

          (a) Liens on any property provided that the creditor has no recourse against GATX Capital or any Restricted Subsidiary except recourse to such property or proceeds of any sale or lease therefrom;

          (b) Liens on property existing at the time of acquisition (including acquisition through merger or consolidation) or given in connection with financing the purchase price or cost of construction or improvement of property;

          (c) Other liens not permitted by clauses (a) and (b) on property then owned or thereafter acquired, provided no such lien shall be incurred pursuant to clause (c) if the aggregate amount of indebtedness secured by liens incurred pursuant to clauses (b) and (c), including the lien proposed to be incurred, would exceed 30% of Net Tangible Assets (which the indenture relating to the senior securities defines as the total assets of GATX Capital less (x) current liabilities and (y) intangible assets);

          (d) Liens securing certain intercompany indebtedness;

          (e) A banker's lien or right of offset;

          (f) Liens arising under the Employee Retirement Income Security Act of 1974, as amended, to secure any contingent liability of GATX Capital;

          (g) Liens on sublease interests held by GATX Capital if those liens are in favor of the person granting the lease to GATX Capital;

          (h) Various specified governmental liens and deposits;

          (i) Various other liens not incurred in connection with the borrowing of money (including purchase money indebtedness) or the obtaining of advances or credit; and

          (j) Liens incurred in connection with securing performance of letters of credit, bids, tenders, appeal and performance bonds.

     Limitation on Dividends. In addition, we have covenanted that neither we nor any Restricted Subsidiary will pay any dividends upon any of our stock of any class or make any distribution of cash or property among our stockholders by reduction of capital or otherwise (other than in stock of GATX Capital) or purchase or redeem any stock of any class of GATX Capital unless the aggregate amounts of all such payments and distributions after December 31, 1988 to the close of a calendar month ended within 60 days next preceding the date of such payment will not exceed the sum of (i) the total of the accumulated consolidated net income of GATX Capital and its Restricted Subsidiaries during the period after December 31, 1988, (ii) any net consideration received from the sale of stock of any class of GATX Capital after December 31, 1988, (iii) the aggregate principal amount of any indebtedness of GATX Capital which shall have been converted into the stock of any class of GATX Capital and (iv) $25,000,000. This restriction does not apply to:

     - The payment of dividends on preferred stock or any payment to purchase shares of preferred stock subject to a mandatory sinking fund, provided that such payments are included in the foregoing calculations,

     - The redemption or retirement of any shares of our capital stock by exchange for, or out of the proceeds of a substantially concurrent sale of, other shares of capital stock,

     - The purchase of any shares of our capital stock pursuant to or in connection with any retirement, bonus, profit sharing, thrift, savings, stock option or compensation plan for our officers or employees, or

     - The conversion of shares of any of our stock into shares of any other of our stock.

MERGER AND CONSOLIDATION

     Each indenture provides that we may consolidate or merge with or into any other corporation and we may sell, lease or convey all or substantially all of our assets to any corporation, organized and existing under the laws of the United States of America or any U.S. state, provided that the corporation (if other than GATX Capital) formed by or resulting from any such consolidation or merger or which shall have received such assets shall assume payments of the principal of (and premium, if any), any interest on and any additional amounts payable with respect to the debt securities and the performance and observance of all of the covenants and conditions of such indenture to be performed or observed by GATX Capital.

MODIFICATION AND WAIVER

     The indentures provide that we and the trustee may modify and amend the indentures with the consent of the holders of 66 2/3% in principal amount of the outstanding debt securities of each series affected by the modification or amendment, provided that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected by the modification or amendment:

     - Change the stated maturity of the principal of, or any installment of interest on or any additional amounts payable with respect to, any debt security or change the redemption price;

     - Reduce the principal amount of, or interest on, any debt security or reduce the amount of principal which could be declared due and payable prior to the stated maturity;

     - Change the place or currency of any payment of principal or interest on any debt security;

     - Impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

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     - Reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required to modify or amend each indenture; or

     - Modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive any past default to less than a majority.

Except with respect to certain fundamental provisions, the holders of at least a majority in principal amount of outstanding debt securities of any series may, with respect to such series, waive past defaults under each indenture and waive our compliance with certain provisions of each indenture.

EVENTS OF DEFAULT, WAIVER AND NOTICE

     An event of default with respect to any debt security of any series is defined in each indenture as being:

     - Default for 30 days in payment of any interest on or any additional amounts payable in respect of any debt security of that series;

     - Default in payment of principal (and premium, if any) on the debt securities of that series when due either at maturity, upon optional or mandatory redemption, as a sinking fund installment, by declaration or otherwise;

     - Default in the performance or breach of any other covenant or warranty of GATX Capital in respect of the debt securities of such series in each indenture which shall not have been remedied for a period of 90 days after notice;

     - Certain events of bankruptcy, insolvency and reorganization of GATX Capital; and any other event of default established for the debt securities of such series set forth in the applicable prospectus supplement and pricing supplement, if any.

Each indenture provides that the trustee may withhold notice to the holders of the debt securities of any default with respect to any series of debt securities (except in payment of principal of, or interest on, the debt securities) if the trustee considers it in the interest of the holders of the debt securities of such series to do so.

     Each indenture provides also that:

     - If an event of default due to the default in payment of principal of, or interest on, any series of debt securities, or because of our default in the performance or breach of any other covenant or warranty applicable to the debt securities of such series but not applicable to all outstanding debt securities, shall have occurred and be continuing, either the trustee or the holders of 25% in principal amount of the outstanding debt securities of such series then may declare the principal of all debt securities of such series, or such lesser amount as may be provided for in the debt securities of that series, and interest accrued thereon, to be due and payable immediately; and

     - If the event of default resulting from default in the performance of any other of the covenants or agreements in each indenture applicable to all outstanding debt securities under such indenture and certain events of bankruptcy, insolvency and reorganization of GATX Capital shall have occurred and be continuing, either the trustee or the holders of 25% in principal amount of all outstanding debt securities (treated as one class) may declare the principal of all debt securities, or such lesser amount as may be provided for in such securities, and interest accrued thereon, to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of, or premium or interest on, the debt securities) by the holders of a majority in principal amount of the outstanding debt securities of such series (or of all series, as the case may be).

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     The holders of a majority in principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to debt securities of such series provided that such direction shall not be in conflict with any rule of law or the applicable indenture or shall not be unduly prejudicial to the holders not taking part in such direction. GATX Capital is required to furnish to the trustee under each indenture annually a statement as to performance or fulfillment of certain of its obligations under the applicable indenture and as to any default in such performance of fulfillment.

CONCERNING THE TRUSTEE

     The Chase Manhattan Bank is the trustee under the senior securities indenture, as well as certain equipment trust agreements with an affiliate of GATX Capital. The Chase Manhattan Bank has, and certain of its affiliates may from time to time have, substantial banking relationships with GATX Capital and certain of its affiliates, including GATX.

     The trustee under the indenture relating to the senior securities and the trustee under the indenture relating to the subordinated securities may from time to time make loans to GATX Capital and perform other services for GATX Capital in the normal course of business. Under the provisions of the Trust Indenture Act of 1939, as amended, upon the occurrence of a default under an indenture, if a trustee has a conflicting interest (as defined in the Trust Indenture Act), the trustee must, within 90 days, either eliminate such conflicting interest or resign. Under the provisions of the Trust Indenture Act, an indenture trustee shall be deemed to have a conflicting interest, among other things, if the trustee is a creditor of the obligor. If the trustee fails either to eliminate the conflicting interest or to resign within 10 days after the expiration of such 90-day period, the trustee is required to notify security holders to this effect and any security holder who has been a bona fide holder for at least six months may petition a court to remove the trustee and to appoint a successor trustee.

                              PLAN OF DISTRIBUTION

     We may sell the debt securities to one or more underwriters or dealers for public offering and sale by them and to investors directly or through agents. The distribution of the debt securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each prospectus supplement and pricing supplement, if any, will describe the method of distribution of the debt securities offered by that prospectus supplement and pricing supplement, if any.

     If we sell the debt securities through agents, unless otherwise indicated in the related prospectus supplement, each agent will be acting on a reasonable best efforts basis for the period of its appointment. If we sell the debt securities to underwriters, unless otherwise indicated in the related prospectus supplement, the obligations of the underwriters to purchase the debt securities will be subject to customary conditions and the underwriters will be obligated to purchase all the debt securities of the series offered if any of the debt securities of that series are purchased.

     In connection with the sale of the debt securities, underwriters, dealers or agents may receive compensation from GATX Capital or from purchasers of the debt securities for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriters, dealers or agents that participate in the distribution of the debt securities may be deemed to be underwriters under the Securities Act of 1933 and any discounts or commissions received by them and any profit on the resale of the debt securities received by them may be deemed to be underwriting discounts and commissions thereunder. Any such underwriter, dealer or agent will be identified and any such compensation received from GATX Capital will be described in the prospectus supplement and pricing supplement, if any. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
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     Under agreements that may be entered into with GATX Capital, underwriters, dealers and agents may be entitled to indemnification by GATX Capital against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

     Some of the underwriters, dealers or agents and their respective affiliates may be customers of, engage in transactions with and perform services for us in the ordinary course of business.

                                 LEGAL OPINIONS

     Our Vice-President and General Counsel, Thomas C. Nord, Esq., will pass on the validity of the debt securities offered by this prospectus. If we offer the debt securities through underwriters, dealers or agents, then Cleary, Gottlieb, Steen & Hamilton will pass on certain legal matters for the underwriters, dealers and agents.

                                    EXPERTS

     The consolidated financial statements of GATX Capital Corporation appearing in GATX Capital Corporation's Annual Report (Form 10-K) for the year ended December 31, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

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